Exhibit 99

[Alcoa logo]

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Nahla Azmy	Monica Orbe
(212) 836-2674	(212) 836-2632
Nahla.Azmy@alcoa.com	Monica.Orbe@alcoa.com

Alcoa Reports Third Quarter 2015 Profit

Strong productivity, solid value-add profitability, and Alumina strength

3Q 2015 Highlights

•	Net income of $44 million, or $0.02 per share; excluding special items, net income of $109 million, or $0.07 per share

•	$5.6 billion revenue down approximately 11 percent year-over-year, reflecting a 21 percent decline from divestitures, closures and market headwinds, partially offset by a 10 percent revenue increase from aerospace and automotive organic growth, acquisitions and Alumina sales

•	$3.4 billion revenue, after-tax operating income of $257 million, and adjusted EBITDA of $508 million for combined Value-Add businesses

•	Engineered Products and Solutions record revenue of $1.4 billion; aerospace revenue up 39 percent year-over-year

•	Global Rolled Products automotive revenue up 133 percent year-over-year

•	$2.2 billion revenue, after-tax operating income of $153 million, and adjusted EBITDA of $379 million for combined Upstream businesses

•	Best Alumina profitability year-to-date since 2007, offset by Primary Metals as Midwest transaction price declined $641 per metric ton, or 27.2 percent, year-to-date

•	$287 million year-over-year productivity gains; year-to-date productivity gains of $849 million, as compared to annual 2015 target of $900 million

•	$420 million cash from operations and free cash flow of $152 million; $1.7 billion cash on hand

3Q 2015 Portfolio Transformation Highlights

•	Announced that Alcoa’s Board of Directors unanimously approved plan to create two independent, public companies—a Value-Add Company and an Upstream Company—resulting from successful multi-year transformation

•	Completed RTI International Metals acquisition growing titanium offerings and advanced manufacturing technologies; signed approximately $1.1 billion Lockheed Martin contract that draws on new titanium capabilities gained through RTI

•	Signed an approximately $1 billion contract with Airbus for high-tech, multi-material fastening systems

•	Announced $60 million Alcoa Technical Center investment to deepen additive manufacturing capabilities for aerospace and other high growth markets

•	Reached joint development agreement with Ford Motor Company to collaborate on next-generation aluminum alloys using Alcoa MicromillTM technology; Alcoa Micromill® material to debut on 2016 Ford F-150; signed letter of intent with Danieli Group to commercialize Micromill technology in worldwide licensing deal

•	Began shipments from newly expanded Alcoa, Tennessee automotive facility and announced plan to restart Texarkana, Texas casthouse to meet higher aluminum demand from automotive industry

•	Received approval from Government of Western Australia to export trial bauxite shipments from Willowdale and Huntly mines, targeting early 2016

•	Saudi Arabia Ma’aden-Alcoa joint venture mine completed; smelter on track to produce nameplate capacity of 740,000 metric tons of aluminum, and refinery projected to produce 1 million metric tons of alumina, both in 2015

•	Announced curtailment of remaining capacity at Suralco refinery in Suriname; permanently closed Anglesea coal mine and power station in Australia

New York, October 8, 2015 – Lightweight metals leader Alcoa (NYSE:AA) today reported a third quarter profit as its value-add and upstream portfolios delivered solid results in the face of strong market and currency headwinds. Alcoa has been transforming by building its value-add portfolio for profitable growth and creating a globally competitive upstream business. The Company’s successful multi-year transformation will culminate with the launch of two Fortune 500 companies, one value-add focused and the other upstream focused, expected in the second half of 2016.

Alcoa reported third quarter 2015 net income of $44 million, or $0.02 per share, including $65 million in net unfavorable special items. Special items included restructuring-related costs to optimize the upstream portfolio and transaction costs, partially offset by gains on asset sales. Third quarter 2015 results compare to net income of $149 million, or $0.12 per share, in third quarter 2014.

Excluding special items, third quarter 2015 net income was $109 million, or $0.07 per share, led by strong productivity gains and solid midstream and downstream profitability, offset by lower metal prices. The Midwest transaction price was down $641 per metric ton, or 27.2 percent, year-to-date through September 30, 2015. Third quarter 2015 results, excluding special items, compare to net income of $370 million, or $0.31 per share, in third quarter 2014.

Third quarter 2015 revenue totaled $5.6 billion, down approximately 11 percent year-over-year. Divesting and closing lower-margin businesses and market headwinds caused third quarter revenue to fall 21 percent. This decrease was partially offset by a 10 percent third quarter revenue increase from organic growth in aerospace, automotive and alumina, combined with acquisitions.

“The third quarter brought economic headwinds and significant volatility in some of our markets,” said Klaus Kleinfeld, Chairman and Chief Executive Officer. “We continue to be laser focused on the things we can control. We have successfully made our Upstream businesses less vulnerable to commodity downswings. We have intensified innovation and growth in the Value-Add businesses, and it shows through the solid underlying performance despite currency movements and market fluctuations. Our productivity performance was strong combined with good cash generation. While we cannot control external factors, we do remain focused on what we can control—making our businesses more resilient.”

2015 End Market Forecasts

In its global end markets, Alcoa maintained 2015 estimates for global aerospace sales growth of 8 to 9 percent. In industrial gas turbines, Alcoa increased its 2015 forecast for global airfoil market growth of 3 to 4 percent, up from 1 to 3 percent.

In North America, Alcoa tightened 2015 estimates for automotive production to up 2 to 4 percent, from up 1 to 4 percent; maintained its 2015 estimate for heavy duty truck and trailer production growth of 9 to 11 percent; held steady its 2015 projection for commercial building and construction sales growth at 4 to 5 percent; and kept its 2015 packaging estimate unchanged at down 1 to 2 percent.

In Europe, the Company updated its projection for 2015 automotive production growth to up 1 to 3 percent, from down 1 to up 3 percent; raised its 2015 heavy duty truck and trailer production forecast to up 1 to 3 percent, from down 2 percent to flat; maintained its 2015 commercial building and construction sales growth estimate at down 2 to 3 percent; and kept its 2015 packaging estimate unchanged at up 1 to 2 percent.

In China, Alcoa lowered its estimate for 2015 automotive production growth to up 1 to 2 percent, from up 5 to 8 percent; reduced its projection for 2015 heavy duty truck and trailer production growth to down 22 to 24 percent, from down 14 to 16 percent; reduced its 2015 commercial building and construction sales growth to up 4 to 6 percent from up 6 to 8 percent; and kept its 2015 packaging estimate unchanged at up 8 to 12 percent.

In addition, Alcoa reaffirmed its projections that global aluminum demand is expected to increase 6.5 percent in 2015 and double between 2010 and 2020; so far this decade, global demand growth is tracking ahead of this projection. Alcoa is also projecting a global aluminum deficit for 2016.

Value-Add Portfolio Transformation

After the separation, the innovation and technology-driven Value-Add Company will include Global Rolled Products, Engineered Products and Solutions, and Transportation and Construction Solutions. In the third quarter, these combined business segments reported revenue of $3.4 billion, after-tax operating income (ATOI) of $257 million, and adjusted EBITDA of $508 million.

In the third quarter, the Company acquired RTI International Metals. Earlier this month, Alcoa announced an approximately $1.1 billion contract with Lockheed Martin that draws on new titanium capabilities gained through RTI. Under the contract, Alcoa becomes the titanium supplier for airframe structures for all three variants of the F-35 Joint Strike Fighter over nine years, from 2016 to 2024. RTI is expected to contribute $1.2 billion in revenue and its profitability is expected to reach 25 percent EBITDA margin, both in 2019. Separately, Alcoa announced an approximately $1 billion contract with Airbus for high-tech, multi-material fastening systems, Alcoa’s largest-ever fastener deal with the aircraft manufacturer. Under the contract, Alcoa will supply primarily titanium, steel and nickel-based superalloy fastening systems for every Airbus platform.

The Company announced a $60 million expansion at the Alcoa Technical Center to accelerate advanced 3D-printing materials and processes. Alcoa is building a multi-metals powder facility to make the critical input material for metallic 3D-printed parts. In addition, Alcoa has developed the patented Ampliforge™ process. With this process, the Company can design and 3D-print a near complete part, and then treat it using a traditional manufacturing process, such as forging, to enhance metallurgical properties, including toughness and strength.

In automotive, Alcoa continued to make significant headway with both its breakthrough Micromill technology and material, and rolling mill investments to meet growing demand for aluminum intensive vehicles. Alcoa’s automotive revenues are expected to increase 2.4 times from 2014 to $1.8 billion in 2018.

In the third quarter:

•	Ford and Alcoa announced a joint development agreement to collaborate on advanced automotive aluminum alloys using Micromill technology. Ford also said it will debut Micromill material on its 2016 Ford F-150 truck, making it the first automaker to use the advanced automotive aluminum commercially. To date, the Company has Micromill qualification agreements in place with nine major automotive customers on three continents, including Ford.

•	Alcoa signed a letter of intent with the Danieli Group to work toward an agreement to license the breakthrough Micromill technology to customers around the world.

•	A new midstream business unit, Micromill Products and Services, was established to drive revenue from licensing Alcoa’s intellectual property and technology associated with manufacturing advanced Micromill products. The business unit will provide services like training and technical support as well as generate product sales from San Antonio Works starting with automotive sheet in North America and expanding into other market sectors and regions.

•	In Tennessee, a $300 million automotive plant expansion backed by customer contracts opened and began shipments four months ahead of schedule. Alcoa also announced plans to restart its Texarkana, Texas casthouse. It is expected to ramp up production in the first half of 2016 and produce aluminum slab for the North American automotive market.

The Company also realigned its value-add portfolio to drive further profitable growth.

•	In the third quarter, Alcoa created a new downstream business segment, Transportation and Construction Solutions (TCS), comprising Alcoa Wheel and Transportation Products and Alcoa Building and Construction. The segment will expand into emerging regional markets, in addition to capturing continued growth in existing markets.

•	Global Rolled Products is also strengthening its ability to capture profitable growth opportunities in attractive market sectors and regions. The segment will now consist of four business units comprising Aerospace and Automotive Products; Brazing, Commercial Transportation and Industrial; Global Packaging; and Micromill Products and Services.

Upstream Portfolio Transformation

After the separation, the Upstream Company will comprise five strong business units that today make up Global Primary Products - Bauxite, Alumina, Aluminum, Casting and Energy. In the third quarter, the combined upstream businesses reported revenue of $2.2 billion, ATOI of $153 million, and adjusted EBITDA of $379 million.

Alcoa made progress in building its third-party bauxite business. In the third quarter, the Company received approval from the Government of Western Australia to export trial bauxite shipments from its Willowdale and Huntly mines, targeted for early 2016. Alcoa has the world’s largest bauxite mining portfolio with a low 19th percentile position on the global bauxite cost curve.

Since 2007, the Company has divested, closed or curtailed 1.4 million metric tons, or 33 percent, of total smelting operating capacity. In addition, Alcoa’s review of 500,000 metric tons of smelting capacity and 2.8 million metric tons of refining capacity for possible curtailment or divestiture remains active.

In the third quarter, Alcoa:

•	Announced the curtailment of the remaining 887,000 metric-tons-per-year of Suralco’s alumina refining capacity in Suriname. The refinery is scheduled to be idled by November 30, 2015.

•	Permanently closed the Anglesea coal mine and power station in Australia on August 31, 2015.

•	Completed the mine at the Ma’aden-Alcoa joint venture in Saudi Arabia, the lowest cost aluminum complex in the world. The joint venture’s smelter is on track to produce nameplate capacity of 740,000 metric tons of aluminum and the refinery is projected to produce 1 million metric tons of alumina, both in 2015.

In addition, Alcoa has launched an improvement plan in its Primary Metals segment to increase productivity between $110 million to $130 million in 2016.

As a result of strategic actions, Alcoa has dropped eight points on the global aluminum cost curve since 2010 to the 43rd percentile and is targeting the 38th percentile by 2016. On the global alumina cost curve, Alcoa has dropped five points since 2010 to the 25th percentile and is targeting the 21st percentile by 2016.

The Company also continued growing its value-add casthouse products, which are projected to represent approximately 70 percent of 2015 smelter shipments. From 2010 to 2014, growth of total value-add product shipments from its smelters delivered $1.3 billion in total incremental margin. In Alumina, Alcoa estimates approximately 75 percent of its total third-party smelter-grade alumina shipments will be based on Alumina Price Index/spot market pricing this year.

Financial Performance

Alcoa continues to drive strong performance across all businesses, delivering $287 million in third quarter year-over-year productivity gains and $849 million year-to-date against a $900 million 2015 annual target. Productivity gains have been driven by process improvements and procurement savings across all segments. Alcoa invested return-seeking capital of $389 million, compared to a $750 million 2015 annual target. Approximately 80 percent of year-to-date return seeking capital was invested in the value-add businesses. Alcoa controlled sustaining capital expenditures of $408 million against a $725 million 2015 annual plan.

Cash provided from operations was $420 million in the quarter and free cash flow was $152 million. Alcoa ended the quarter with cash on hand of $1.7 billion.

The Company achieved an average of 40 days working capital for the quarter, 8 days higher than third quarter 2014 due to the impact of the Firth Rixson, TITAL and RTI acquisitions. Excluding the impact of the acquisitions, average days of working capital decreased 1 day from 32 to 31. Alcoa’s debt-to-adjusted EBITDA ratio on a trailing twelve months basis was 2.44.

Segment Performance

Engineered Products and Solutions

This segment reported record revenue of $1.4 billion, up 35 percent year-over-year, driven by acquisitions and share gains, somewhat offset by unfavorable price/mix and currency. ATOI in the third quarter was $151 million, down $4 million, year-over-year from $155 million, including $16 million of after-tax expenses attributable to purchase accounting adjustments and other costs in connection with the acquisition of RTI. As a result, adjusted EBITDA margin was 20.3 percent in third quarter 2015 compared to 25.7 percent in the year-ago quarter. Year-over-year, productivity improvements and the positive contribution from the Firth Rixson acquisition were offset by cost headwinds, investments for ramping up growth projects and unfavorable price/mix.

Transportation and Construction Solutions

ATOI in the third quarter was $44 million, down $6 million year-over-year. The decline was driven by cost headwinds and the unfavorable impact from currency, which were offset by strong productivity gains. This segment delivered an adjusted EBITDA margin of 15.2 percent, compared to 15.5 percent for the same quarter last year.

Global Rolled Products

ATOI in the third quarter was $62 million, down $7 million year-over-year. Strong productivity and the benefit of automotive sales growth of 133 percent, were more than offset by cost increases, investments for ramping up growth projects (e.g. Tennessee automotive expansion and Micromill), currency, portfolio actions and unfavorable price/mix. As a result of this segment’s transformation initiatives, including divestitures and upgrading the product mix, adjusted EBITDA per metric ton was $330 in third quarter 2015, up 6 percent, or $18 per metric ton, from $312 in the year-ago quarter.

Alumina

This segment reported ATOI of $212 million, its best year-to-date profitability since 2007. Third quarter ATOI was down $3 million sequentially from $215 million, and up $150 million year-over-year from $62 million. Lower pricing drove the decline in sequential ATOI, but was nearly offset by favorable foreign currency movements, cost control and productivity improvements, higher shipments based on Alumina Price Index/spot pricing, and higher volume. Adjusted EBITDA per metric ton decreased $3 from second quarter 2015 to $95 per metric ton in third quarter 2015 and increased $49 per metric ton year-over-year.

Primary Metals

ATOI in the third quarter was a negative $59 million, down $126 million sequentially from $67 million, and down $304 million year-over-year from $245 million. Sequential earnings declined due to lower London Metal Exchange aluminum pricing, lower regional premiums and unfavorable energy costs in Spain and the United States. These impacts were somewhat offset by lower input costs, strong productivity and favorable currency. Third-party realized price in third quarter 2015 was $1,901 per metric ton, down 13 percent sequentially and down 25 percent year-over-year. Adjusted EBITDA per metric ton in third quarter 2015 was $4, a sequential decrease of $263 per metric ton.

Alcoa will hold its quarterly conference call at 5:00 PM Eastern Daylight Time on October 8, 2015 to present quarterly results. The meeting will be webcast via alcoa.com. Call information and related details are available at www.alcoa.com under “Invest.” Presentation materials will be available for viewing at www.alcoa.com.

About Alcoa

A global leader in lightweight metals technology, engineering and manufacturing, Alcoa innovates multi-material solutions that advance our world. Our technologies enhance transportation, from automotive and commercial transport to air and space travel, and improve industrial and consumer electronics products. We enable smart buildings, sustainable food and beverage packaging, high performance defense vehicles across air, land and sea, deeper oil and gas drilling and more efficient power generation. We pioneered the aluminum industry over 125 years ago, and today, our more than 60,000 people in 30 countries deliver value-add products made of titanium, nickel and aluminum, and produce best-in-class bauxite, alumina and primary aluminum products. For more information, visit www.alcoa.com, follow @Alcoa on Twitter at www.twitter.com/Alcoa and follow us on Facebook at www.facebook.com/Alcoa.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect Alcoa’s expectations, assumptions or projections about the future other than statements of historical fact are forward-looking statements, including, without limitation, forecasts concerning global demand growth for aluminum, supply/demand balances, and growth of the aerospace, automotive, and other end markets; statements regarding targeted financial results or operating performance; statements about Alcoa’s strategies, outlook, business and financial prospects, and the acceleration of Alcoa’s portfolio transformation; and statements regarding the separation transaction, including the future performance of Value-Add Company and Upstream Company if the separation is completed, the expected benefits of the separation, the expected timing of completion of the separation, and the expected qualification of the separation as a tax-free transaction. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Although Alcoa believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to: (a) uncertainties as to the timing of the separation and whether it will be completed; (b) the possibility that various closing conditions for the separation may not be satisfied; (c) failure of the separation to qualify for the expected tax treatment; (d) the possibility that any third-party consents required in connection with the separation will not be received; (e) the impact of the separation on the businesses of Alcoa; (f) the risk that the businesses will not be separated successfully or such separation may be more difficult, time-consuming or costly than expected, which could result in additional demands on Alcoa’s resources, systems, procedures and controls, disruption of its ongoing business and diversion of management’s attention from other business concerns; (g) material adverse changes in aluminum industry conditions; (h) deterioration in global economic and financial market conditions generally; (i) unfavorable changes in the markets served by Alcoa; (j) the impact of changes in foreign currency exchange rates on costs and results; (k) increases in energy costs; (l) the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations (including moving the Upstream Company’s alumina refining and aluminum smelting businesses down on the industry cost curves and increasing revenues and improving margins in the Value-Add Company’s businesses) anticipated from restructuring programs and productivity improvement, cash sustainability, technology advancements (including, without limitation, advanced aluminum alloys, Alcoa Micromill, and other materials and processes), and other initiatives; (m) Alcoa’s inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, facility closures, curtailments, or expansions, or international joint ventures; (n) political, economic, and regulatory risks in the countries in which Alcoa operates or sells products; (o) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation; (p) the impact of cyber attacks and potential information technology or data security breaches; (q) the potential failure to retain key employees while the separation transaction is pending or after it is completed; (r) the risk that increased debt levels, deterioration in debt protection metrics, contraction in liquidity, or other factors could adversely affect the targeted credit ratings for Value-Add Company or Upstream Company; and (s) the other risk factors discussed in Alcoa’s Form 10-K for the year ended December 31, 2014, and other reports filed with the U.S. Securities and Exchange Commission (SEC). Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Market projections are subject to the risks discussed above and other risks in the market.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Alcoa’s consolidated financial information but is not presented in Alcoa’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release and on our website at www.alcoa.com under the “Invest” section. Alcoa has not provided a reconciliation of any forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures, due primarily to variability and difficulty in making accurate forecasts and projections, as not all of the information necessary for a quantitative reconciliation is available to the Company without unreasonable effort.

Alcoa and subsidiaries

Statement of Consolidated Operations (unaudited)

(in millions, except per-share, share, and metric ton amounts)

	Quarter ended
	September 30, 2014	June 30, 2015	September 30, 2015
Sales	$6,239	$5,897	$5,573

Cost of goods sold (exclusive of expenses below)	4,904	4,663	4,559
Selling, general administrative, and other expenses	243	224	261
Research and development expenses	57	68	55
Provision for depreciation, depletion, and amortization	347	319	318
Restructuring and other charges	209	217	66
Interest expense	126	124	123
Other expenses (income), net	23	—	(15)

Total costs and expenses	5,909	5,615	5,367

Income before income taxes	330	282	206
Provision for income taxes	199	75	100

Net income	131	207	106

Less: Net (loss) income attributable to noncontrolling interests	(18)	67	62

NET INCOME ATTRIBUTABLE TO ALCOA	$149	$140	$44

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
Basic:
Net income(1)	$0.13	$0.10	$0.02
Average number of shares(2)	1,176,560,799	1,222,413,890	1,280,536,623

Diluted:
Net income(1)	$0.12	$0.10	$0.02
Average number of shares(3)	1,204,581,680	1,236,918,280	1,294,392,945

Shipments of aluminum products (metric tons)	1,225,000	1,165,000	1,137,000

(1)	In order to calculate both basic and diluted earnings per share for the quarters ended June 30, 2015 and September 30, 2015, preferred stock dividends declared of $17 and $18, respectively, need to be subtracted from Net income attributable to Alcoa.

(2)	In the fourth quarter of 2014, Alcoa issued 37 million shares of its common stock as part of the consideration paid to acquire Firth Rixson. As a result, the respective basic average number of shares for the quarters ended June 30, 2015 and September 30, 2015 includes all 37 million shares. Additionally, in the third quarter of 2015, Alcoa issued 87 million shares of its common stock to acquire RTI International Metals. As a result, the basic average number of shares for the quarter ended September 30, 2015 includes 58 million representing the weighted average number of shares for the length of time the 87 million shares were outstanding during the third quarter of 2015.

(3)	In the quarter ended September 30, 2014, the difference between the diluted average number of shares and the basic average number of shares relates to share equivalents associated with employee stock options and awards (20 million) and mandatory convertible preferred stock (8 million). In the quarters ended June 30, 2015 and September 30, 2015, the difference between the respective diluted average number of shares and the respective basic average number of shares relates to share equivalents associated with outstanding employee stock options and awards. The respective diluted average number of shares for the quarters ended June 30, 2015 and September 30, 2015 does not include any share equivalents related to the mandatory convertible preferred stock as their effect was anti-dilutive. Additionally, the diluted average number of shares for the quarter ended September 30, 2015 does not include any share equivalents related to convertible debt (acquired through RTI International Metals) as their effect was anti-dilutive.

Alcoa and subsidiaries

Statement of Consolidated Operations (unaudited), continued

(in millions, except per-share, share, and metric ton amounts)

	Nine months ended September 30,
	2014	2015
Sales	$17,529	$17,289

Cost of goods sold (exclusive of expenses below)	14,164	13,665
Selling, general administrative, and other expenses	724	717
Research and development expenses	158	178
Provision for depreciation, depletion, and amortization	1,036	958
Restructuring and other charges	780	460
Interest expense	351	369
Other expenses (income), net	53	(27)

Total costs and expenses	17,266	16,320

Income before income taxes	263	969
Provision for income taxes	200	401

Net income	63	568

Less: Net (loss) income attributable to noncontrolling interests	(46)	189

NET INCOME ATTRIBUTABLE TO ALCOA	$109	$379

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
Basic:
Net income(1)	$0.09	$0.26
Average number of shares(2)	1,150,142,608	1,241,376,202

Diluted:
Net income(1)	$0.09	$0.26
Average number of shares(3)	1,170,219,426	1,256,809,085

Common stock outstanding at the end of the period	1,177,672,033	1,310,024,012

Shipments of aluminum products (metric tons)	3,598,000	3,393,000

(1)	In order to calculate both basic and diluted earnings per share for the nine months ended September 30, 2014 and 2015, preferred stock dividends declared of $2 and $52, respectively, need to be subtracted from Net income attributable to Alcoa.

(2)	In the first quarter of 2014, holders of $575 principal amount of Alcoa’s 5.25% Convertible Notes due March 15, 2014 (the “Notes”) exercised their option to convert the Notes into 89 million shares of Alcoa common stock. As a result, the basic average number of shares for the nine months ended September 30, 2014 includes 67 million representing the weighted average number of shares for the length of time the 89 million shares were outstanding during the nine-month period of 2014, and the basic average number of shares for the nine months ended September 30, 2015 includes all 89 million shares.

Additionally, in the fourth quarter of 2014, Alcoa issued 37 million shares of its common stock as part of the consideration paid to acquire Firth Rixson. As a result, the basic average number of shares for the nine months ended September 30, 2015 includes all 37 million shares.

Furthermore, in the third quarter of 2015, Alcoa issued 87 million shares of its common stock to acquire RTI International Metals. As a result, the basic average number of shares for the nine months ended September 30, 2015 includes 20 million representing the weighted average number of shares for the length of time the 87 million shares were outstanding during the nine-month period of 2015.

(3)	In the nine months ended September 30, 2014, the difference between the diluted average number of shares and the basic average number of shares relates to share equivalents associated with outstanding employee stock options and awards (17 million) and mandatory convertible preferred stock (3 million). The diluted average number of shares for the nine months ended September 30, 2014 does not include any share equivalents related to the Notes as their effect was anti-dilutive. In the nine months ended September 30, 2015, the difference between the diluted average number of shares and the basic average number of shares relates to share equivalents associated with outstanding employee stock options and awards. The diluted average number of shares for the nine months ended September 30, 2015 does not include any share equivalents related to convertible debt (acquired through RTI International Metals) or the mandatory convertible preferred stock as their effect was anti-dilutive.

Alcoa and subsidiaries

Consolidated Balance Sheet (unaudited)

(in millions)

	December 31, 2014(1)	September 30, 2015(1),(2)
ASSETS
Current assets:
Cash and cash equivalents	$1,877	$1,739
Receivables from customers, less allowances of $14 and $12 in 2014 and 2015, respectively	1,395	1,525
Other receivables	733	669
Inventories	3,082	3,559
Prepaid expenses and other current assets	1,182	1,100

Total current assets	8,269	8,592

Properties, plants, and equipment	35,517	33,237
Less: accumulated depreciation, depletion, and amortization	19,091	18,485

Properties, plants, and equipment, net	16,426	14,752

Goodwill	5,247	5,443
Investments	1,944	1,647
Deferred income taxes	2,754	2,265
Other noncurrent assets	2,759	3,888

Total assets	$37,399	$36,587

LIABILITIES
Current liabilities:
Short-term borrowings	$54	$50
Accounts payable, trade	3,152	2,734
Accrued compensation and retirement costs	937	825
Taxes, including income taxes	348	421
Other current liabilities	1,021	981
Long-term debt due within one year	29	136

Total current liabilities	5,541	5,147

Long-term debt, less amount due within one year	8,769	9,091
Accrued pension benefits	3,291	2,968
Accrued other postretirement benefits	2,155	2,110
Other noncurrent liabilities and deferred credits	2,849	2,580

Total liabilities	22,605	21,896

EQUITY
Alcoa shareholders’ equity:
Preferred stock	55	55
Mandatory convertible preferred stock	3	3
Common stock	1,304	1,391
Additional capital	9,284	9,954
Retained earnings	9,379	9,553
Treasury stock, at cost	(3,042)	(2,830)
Accumulated other comprehensive loss	(4,677)	(5,532)

Total Alcoa shareholders’ equity	12,306	12,594

Noncontrolling interests	2,488	2,097

Total equity	14,794	14,691

Total liabilities and equity	$37,399	$36,587

(1)	On November 19, 2014, Alcoa completed the acquisition of Firth Rixson. As a result, Alcoa’s Consolidated Balance Sheet as of December 31, 2014 included an estimate of the beginning balance sheet of Firth Rixson. This estimate resulted in the allocation of $1,227 of the $3,125 purchase price (includes $130 of contingent consideration) to various assets, primarily Properties, plants, and equipment, and liabilities with the difference included in Goodwill. In the 2015 nine-month period, an adjustment of $94 was recorded to increase the estimated beginning balance of certain assets acquired and to decrease the initial amount recorded as Goodwill. This adjustment was based on currently available information from a third-party valuation of the acquired business, which was completed in the third quarter of 2015.

(2)	The Consolidated Balance Sheet as of September 30, 2015 includes amounts related to the acquisition of RTI International Metals. These amounts are composed of an estimate of the beginning balance sheet of RTI International Metals on the acquisition date, July 23, 2015, and the changes in these balances from July 23, 2015 through September 30, 2015. The estimate of the beginning balance sheet is the result of allocating $661 of the $870 purchase price to various assets, primarily Properties, plants, and equipment, and liabilities with the difference included in Goodwill. The final allocation of the purchase price will be based on a third-party valuation of the acquired business, which will be completed in 2016.

Alcoa and subsidiaries

Statement of Consolidated Cash Flows (unaudited)

(in millions)

	Nine months ended September 30,
	2014	2015
CASH FROM OPERATIONS
Net income	$63	$568
Adjustments to reconcile net income to cash from operations:
Depreciation, depletion, and amortization	1,036	959
Deferred income taxes	2	(18)
Equity income, net of dividends	88	137
Restructuring and other charges	780	460
Net gain from investing activities – asset sales	(44)	(69)
Net periodic pension benefit cost(1)	321	365
Stock-based compensation	71	78
Excess tax benefits from stock-based payment arrangements	(7)	(9)
Other	67	(65)
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) in receivables	(665)	(97)
(Increase) in inventories	(485)	(176)
(Increase) decrease in prepaid expenses and other current assets	(28)	31
Increase (decrease) in accounts payable, trade	83	(240)
(Decrease) in accrued expenses	(456)	(424)
(Decrease) increase in taxes, including income taxes	(51)	135
Pension contributions	(446)	(363)
Decrease (increase) in noncurrent assets(1),(2)	5	(348)
(Decrease) in noncurrent liabilities(1)	(118)	(207)

CASH PROVIDED FROM OPERATIONS	216	717

FINANCING ACTIVITIES
Net change in short-term borrowings (original maturities of three months or less)	—	(6)
Net change in commercial paper	99	—
Additions to debt (original maturities greater than three months)	2,881	1,534
Debt issuance costs	(16)	(2)
Payments on debt (original maturities greater than three months)(3)	(1,717)	(1,551)
Proceeds from exercise of employee stock options	128	26
Excess tax benefits from stock-based payment arrangements	7	9
Issuance of mandatory convertible preferred stock	1,213	—
Dividends paid to shareholders	(105)	(149)
Distributions to noncontrolling interests	(75)	(72)
Contributions from noncontrolling interests	44	—
Acquisitions of noncontrolling interests	(28)	—

CASH PROVIDED FROM (USED FOR) FINANCING ACTIVITIES	2,431	(211)

INVESTING ACTIVITIES
Capital expenditures	(750)	(782)
Acquisitions, net of cash acquired(4)	—	97
Proceeds from the sale of assets and businesses(5)	6	112
Additions to investments	(137)	(86)
Sales of investments	49	40
Net change in restricted cash	—	(7)
Other	25	23

CASH USED FOR INVESTING ACTIVITIES	(807)	(603)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(5)	(41)

Net change in cash and cash equivalents	1,835	(138)
Cash and cash equivalents at beginning of year	1,437	1,877

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$3,272	$1,739

(1)	In the first quarter of 2015, management decided to reflect the net periodic benefit cost related to Alcoa-sponsored defined benefit pension plans as a separate line item in the Statement of Consolidated Cash Flows. In prior periods, a portion of this amount was reported in both the Decrease (increase) in noncurrent assets (overfunded plans) and the (Decrease) in noncurrent liabilities (underfunded plans) line items. As a result, the Statement of Consolidated Cash Flows for the nine months ended September 30, 2014 was revised to conform to the current period presentation.

(2)	The Decrease (increase) in noncurrent assets line item for the nine months ended September 30, 2015 includes a $300 prepayment related to a natural gas supply agreement for three alumina refineries in Western Australia, which are owned by Alcoa’s majority-owned subsidiary, Alcoa of Australia Limited.

(3)	In the first quarter of 2014, holders of $575 principal amount of Alcoa’s 5.25% Convertible Notes due March 15, 2014 (the “Notes”) exercised their option to convert the Notes into 89 million shares of Alcoa common stock. This transaction was not reflected in the Statement of Consolidated Cash Flows for the nine months ended September 30, 2014 as it represents a noncash financing activity.

(4)	In the third quarter of 2015, Alcoa issued 87 million shares of its common stock valued at $870 to acquire RTI International Metals. The issuance of common stock was not reflected in the Statement of Consolidated Cash Flows for the nine months ended September 30, 2015 as it represents a noncash investing activity. However, through this acquisition, Alcoa acquired $302 in cash, which was reflected as a cash inflow in the Acquisitions, net of cash acquired line item on the Statement of Consolidated Cash Flows for the nine months ended September 30, 2015.

(5)	Proceeds from the sale of assets and businesses for the nine months ended September 30, 2015 includes a cash outflow for cash paid as a result of post-closing adjustments associated with the December 2014 divestiture of three rolling mills in Spain and France.

Alcoa and subsidiaries

Segment Information (unaudited)

(dollars in millions, except realized prices; production and shipments in thousands of metric tons [kmt])

	1Q14	2Q14	3Q14	4Q14	2014	1Q15	2Q15	3Q15
Alumina:
Alumina production (kmt)	4,172	4,077	4,196	4,161	16,606	3,933	3,977	3,954
Third-party alumina shipments (kmt)	2,649	2,361	2,714	2,928	10,652	2,538	2,706	2,798
Third-party sales	$845	$761	$886	$1,017	$3,509	$887	$924	$912
Intersegment sales	$510	$480	$482	$469	$1,941	$501	$431	$391
Equity loss	$(5)	$(7)	$(7)	$(10)	$(29)	$(7)	$(11)	$(9)
Depreciation, depletion, and amortization	$97	$100	$100	$90	$387	$80	$77	$71
Income taxes	$40	$12	$26	$75	$153	$92	$87	$85
After-tax operating income (ATOI)	$92	$38	$62	$178	$370	$221	$215	$212
Primary Metals:
Aluminum production (kmt)	839	795	760	731	3,125	711	701	700
Third-party aluminum shipments (kmt)	617	638	642	637	2,534	589	630	615
Alcoa’s average realized price per metric ton of aluminum	$2,205	$2,291	$2,538	$2,578	$2,405	$2,420	$2,180	$1,901
Third-party sales	$1,424	$1,659	$1,865	$1,852	$6,800	$1,572	$1,534	$1,249
Intersegment sales	$734	$718	$730	$749	$2,931	$692	$562	$479
Equity (loss) income	$(28)	$(17)	$–	$11	$(34)	$(3)	$(5)	$(7)
Depreciation, depletion, and amortization	$124	$129	$124	$117	$494	$109	$109	$106
Income taxes	$(11)	$30	$95	$89	$203	$57	$6	$(49)
ATOI	$(15)	$97	$245	$267	$594	$187	$67	$(59)
Global Rolled Products:
Third-party aluminum shipments (kmt)	467	504	506	487	1,964	432	462	449
Third-party sales	$1,677	$1,860	$1,926	$1,888	$7,351	$1,621	$1,668	$1,527
Intersegment sales	$43	$44	$52	$46	$185	$36	$34	$29
Equity loss	$(5)	$(6)	$(8)	$(8)	$(27)	$(9)	$(7)	$(8)
Depreciation, depletion, and amortization	$58	$58	$62	$57	$235	$56	$56	$56
Income taxes(1)	$29	$18	$26	$16	$89	$36	$25	$28
ATOI(1)	$54	$70	$69	$52	$245	$54	$76	$62
Engineered Products and Solutions(2):
Third-party sales	$1,025	$1,044	$1,034	$1,114	$4,217	$1,257	$1,279	$1,397
Depreciation, depletion, and amortization	$31	$32	$32	$42	$137	$51	$54	$61
Income taxes(1)	$75	$81	$78	$64	$298	$76	$81	$71
ATOI(1)	$147	$153	$155	$124	$579	$156	$165	$151
Transportation and Construction Solutions(2):
Third-party sales	$482	$516	$523	$500	$2,021	$471	$492	$475
Depreciation, depletion, and amortization	$10	$11	$10	$11	$42	$10	$11	$11
Income taxes(1)	$16	$19	$20	$14	$69	$14	$17	$18
ATOI(1)	$42	$50	$50	$38	$180	$38	$44	$44
Reconciliation of total segment ATOI to consolidated net (loss) income attributable to Alcoa(2):
Total segment ATOI(1)	$320	$408	$581	$659	$1,968	$656	$567	$410
Unallocated amounts (net of tax):
Impact of LIFO	(7)	(8)	(18)	(21)	(54)	7	36	50
Metal price lag(1)	7	11	38	22	78	(23)	(39)	(48)
Interest expense	(78)	(69)	(81)	(80)	(308)	(80)	(80)	(80)
Noncontrolling interests	19	9	18	45	91	(60)	(67)	(62)
Corporate expense	(65)	(67)	(72)	(80)	(284)	(62)	(65)	(72)
Restructuring and other charges	(321)	(77)	(189)	(307)	(894)	(161)	(159)	(48)
Other	(53)	(69)	(128)	(79)	(329)	(82)	(53)	(106)

Consolidated net (loss) income attributable to Alcoa	$(178)	$138	$149	$159	$268	$195	$140	$44

The difference between certain segment totals and consolidated amounts is in Corporate.

(1)	Effective in the second quarter of 2015, management removed the impact of metal price lag from the results of the Global Rolled Products and Engineered Products and Solutions (now Engineered Products and Solutions and Transportation and Construction Solutions – see footnote 2 below) segments in order to enhance the visibility of the underlying operating performance of these businesses. Metal price lag describes the timing difference created when the average price of metal sold differs from the average cost of the metal when purchased by the respective segment. The impact of metal price lag is now reported as a separate line item in Alcoa’s reconciliation of total segment ATOI to consolidated net (loss) income attributable to Alcoa. As a result, this change does not impact the consolidated results of Alcoa. Segment information for all prior periods presented was updated to reflect this change.

(2)	In the third quarter of 2015, management approved a realignment of Alcoa’s Engineered Products and Solutions segment due to the expansion of this part of Alcoa’s business portfolio through both organic and inorganic growth. This realignment consisted of moving both the Alcoa Wheels and Transportation Products and Building and Constructions Systems business units to a new reportable segment named Transportation and Construction Solutions. Additionally, the Latin American extrusions business previously included in Corporate was moved into the new Transportation and Construction Solutions segment. The remaining Engineered Products and Solutions segment consists of the Alcoa Fastening Systems and Rings (renamed to include portions of the Firth Rixson business acquired in November 2014), Alcoa Power and Propulsion (includes the TITAL business acquired in March 2015), Alcoa Forgings and Extrusions (includes the other portions of Firth Rixson), and Alcoa Titanium and Engineered Products (a new business unit that represents the RTI International Metals business acquired in July 2015) business units. Segment information for all prior periods presented was revised to reflect the new segment structure.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited)

(in millions, except per-share amounts)

Adjusted Income	Income			Diluted EPS
	Quarter ended			Quarter ended
	September 30, 2014	June 30, 2015	September 30, 2015	September 30, 2014	June 30, 2015	September 30, 2015
Net income attributable to Alcoa	$149	$140	$44	$0.12	$0.10	$0.02

Restructuring and other charges	175	141	30

Discrete tax items(1)	25	(5)	4

Other special items(2)	21	(26)	31

Net income attributable to Alcoa – as adjusted	$370	$250	$109	0.31	0.19	0.07

Net income attributable to Alcoa – as adjusted is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Alcoa excluding the impacts of restructuring and other charges, discrete tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Net income attributable to Alcoa determined under GAAP as well as Net income attributable to Alcoa – as adjusted.

(1)	Discrete tax items include the following:
•	for the quarter ended September 30, 2015, a net charge for a number of small items;
•	for the quarter ended June 30, 2015, a net benefit for a number of small items; and
•	for the quarter ended September 30, 2014, a charge for the remeasurement of certain deferred tax assets of a subsidiary in Brazil due to a tax rate change ($34) and a net benefit for a number of small items ($9).

(2)	Other special items include the following:
•	for the quarter ended September 30, 2015, an unfavorable tax impact resulting from the difference between Alcoa’s consolidated estimated annual effective tax rate and the statutory rates applicable to special items ($27), a gain on the sale of both land and an equity investment in a China rolling mill ($25), costs associated with the planned separation of Alcoa and the acquisition of RTI International Metals ($22), a favorable tax impact related to the interim period treatment of operational losses in certain foreign jurisdictions for which no tax benefit was recognized ($16), a write-down of inventory related to a refinery in Suriname ($13), and a net unfavorable change in certain mark-to-market energy derivative contracts ($10);
•	for the quarter ended June 30, 2015, a favorable tax impact related to the interim period treatment of operational losses in certain foreign jurisdictions for which no tax benefit was recognized ($21), a gain on the sale of land ($19), costs associated with the then-planned acquisition of RTI International Metals ($5), an unfavorable tax impact resulting from the difference between Alcoa’s consolidated estimated annual effective tax rate and the statutory rates applicable to special items ($4), a net unfavorable change in certain mark-to-market energy derivative contracts ($3), and a write-down of inventory related to the permanent closures of a smelter in Brazil and a power station in Australia ($2); and
•	for the quarter ended September 30, 2014, a favorable tax impact resulting from the difference between Alcoa’s consolidated estimated annual effective tax rate and the statutory rates applicable to special items ($33), a write-down of inventory related to the permanent closure of smelters in Italy and Australia ($27), costs associated with the then-planned acquisition of Firth Rixson ($14), a net unfavorable change in certain mark-to-market energy derivative contracts ($14), a gain on the sale of an equity investment in a China rolling mill ($9), and an unfavorable tax impact related to the interim period treatment of operational losses in certain foreign jurisdictions for which no tax benefit was recognized ($8).

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions)

Adjusted EBITDA	Quarter ended			Trailing twelve months
	September 30, 2014	June 30, 2015	September 30, 2015	September 30, 2015
Net income attributable to Alcoa	$149	$140	$44	$538

Add:
Net (loss) income attributable to noncontrolling interests	(18)	67	62	144
Provision for income taxes	199	75	100	521
Other expenses (income), net	23	—	(15)	(33)
Interest expense	126	124	123	491
Restructuring and other charges	209	217	66	848
Provision for depreciation, depletion, and amortization	347	319	318	1,293

Adjusted EBITDA	$1,035	$942	$698	$3,802

Adjusted EBITDA Measures:

Sales	$6,239	$5,897	$5,573
Adjusted EBITDA Margin	16.6%	16.0%	12.5%

Total Debt				$9,277
Debt-to-Adjusted EBITDA Ratio				2.44

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions, except per metric ton amounts)

Segment Measures	Alumina			Primary Metals
Adjusted EBITDA	Quarter ended
	September 30, 2014	June 30, 2015	September 30, 2015	September 30, 2014	June 30, 2015	September 30, 2015
After-tax operating income (ATOI)	$62	$215	$212	$245	$67	$(59)

Add:
Depreciation, depletion, and amortization	100	77	71	124	109	106
Equity loss	7	11	9	—	5	7
Income taxes	26	87	85	95	6	(49)
Other	(2)	—	(1)	1	—	(2)

Adjusted EBITDA	$193	$390	$376	$465	$187	$3

Production (thousand metric tons) (kmt)	4,196	3,977	3,954	760	701	700

Adjusted EBITDA / Production ($ per metric ton)	$46	$98	$95	$612	$267	$4

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions, except per metric ton amounts)

Segment Measures	Global Rolled Products(1)
Adjusted EBITDA	Quarter ended
	September 30, 2014	June 30, 2015	September 30, 2015
After-tax operating income (ATOI)	$69	$76	$62

Add:
Depreciation, depletion, and amortization	62	56	56
Equity loss	8	7	8
Income taxes	26	25	28
Other	(1)	—	(1)

Adjusted EBITDA	$164	$164	$153

Total shipments (thousand metric tons) (kmt)	526	479	464

Adjusted EBITDA / Total shipments ($ per metric ton)	$312	$342	$330

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(1)	Effective in the second quarter of 2015, management removed the impact of metal price lag from the results of the Global Rolled Products segment in order to enhance the visibility of the underlying operating performance of this business. Metal price lag describes the timing difference created when the average price of metal sold differs from the average cost of the metal when purchased by this segment. The impact of metal price lag is now reported as a separate line item in Alcoa’s reconciliation of total segment ATOI to consolidated net (loss) income attributable to Alcoa. As a result, this change does not impact the consolidated results of Alcoa. Segment information for all prior periods presented was updated to reflect this change. See Segment Information above for additional information.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions)

Segment Measures	Engineered Products and Solutions(1),(2)			Transportation and Construction Solutions(1),(2)
Adjusted EBITDA	Quarter ended
	September 30, 2014	June 30, 2015	September 30, 2015	September 30, 2014	June 30, 2015	September 30, 2015
After-tax operating income (ATOI)	$155	$165	$151	$50	$44	$44

Add:
Depreciation, depletion, and amortization	32	54	61	10	11	11
Income taxes	78	81	71	20	17	18
Other	1	1	—	1	(1)	(1)

Adjusted EBITDA	$266	$301	$283	$81	$71	$72

Third-party sales	$1,034	$1,279	$1,397	$523	$492	$475

Adjusted EBITDA Margin	25.7%	23.5%	20.3%	15.5%	14.4%	15.2%

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(1)	Effective in the second quarter of 2015, management removed the impact of metal price lag from the results of the Engineered Products and Solutions (now Engineered Products and Solutions and Transportation and Construction Solutions – see footnote 2 below) segment in order to enhance the visibility of the underlying operating performance of this business. Metal price lag describes the timing difference created when the average price of metal sold differs from the average cost of the metal when purchased by this segment. The impact of metal price lag is now reported as a separate line item in Alcoa’s reconciliation of total segment ATOI to consolidated net (loss) income attributable to Alcoa. As a result, this change does not impact the consolidated results of Alcoa. Segment information for all prior periods presented was updated to reflect this change. See Segment Information above for additional information.

(2)	In the third quarter of 2015, management approved a realignment of Alcoa’s Engineered Products and Solutions segment due to the expansion of this part of Alcoa’s business portfolio through both organic and inorganic growth. This realignment consisted of moving both the Alcoa Wheels and Transportation Products and Building and Constructions Systems business units to a new reportable segment named Transportation and Construction Solutions. Additionally, the Latin American extrusions business previously included in Corporate was moved into the new Transportation and Construction Solutions segment. The remaining Engineered Products and Solutions segment consists of the Alcoa Fastening Systems and Rings (renamed to include portions of the Firth Rixson business acquired in November 2014), Alcoa Power and Propulsion (includes the TITAL business acquired in March 2015), Alcoa Forgings and Extrusions (includes the other portions of Firth Rixson), and Alcoa Titanium and Engineered Products (a new business unit that represents the RTI International Metals business acquired in July 2015) business units. Segment information for all prior periods presented was revised to reflect the new segment structure.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions)

Free Cash Flow	Quarter ended
	September 30, 2014	June 30, 2015	September 30, 2015
Cash from operations	$249	$472	$420

Capital expenditures	(283)	(267)	(268)

Free cash flow	$(34)	$205	$152

Free Cash Flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand Alcoa’s asset base and are expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Days Working Capital	Quarter ended
	September 30, 2014	June 30, 2015(3)	September 30, 2015(3)
Receivables from customers, less allowances	$1,526	$1,548	$1,489
Add: Deferred purchase price receivable(1)	438	421	382

Receivables from customers, less allowances, as adjusted	1,964	1,969	1,871
Add: Inventories	3,194	3,230	3,443
Less: Accounts payable, trade	3,016	2,978	2,871

Working Capital(2)	$2,142	$2,221	$2,443

Sales	$6,239	$5,897	$5,573

Days Working Capital	32	34	40

Days Working Capital = Working Capital divided by (Sales/number of days in the quarter).

(1)	The deferred purchase price receivable relates to an arrangement to sell certain customer receivables to several financial institutions on a recurring basis. Alcoa is adding back this receivable for the purposes of the Days Working Capital calculation.

(2)	The Working Capital for each period presented represents an average quarter Working Capital, which reflects the capital tied up during a given quarter. As such, the components of Working Capital for each period presented represent the average of the ending balances in each of the three months during the respective quarter.

(3)	In the quarters ended June 30, 2015 and September 30, 2015, Working Capital and Sales include $315 and $268, respectively, and $708 and $387 respectively, related to three acquisitions, Firth Rixson (November 2014), TITAL (March 2015), and RTI International Metals (July 2015). Excluding these amounts, Days Working Capital was 31 for both the quarters ended June 30, 2015 and September 30, 2015.